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                                                                     EXHIBIT 5.2

                                  212-450-4000

June 28, 1996

Charming Shoppes, Inc.
450 Winks Lane
Bensalem, Pennsylvania 19020

Ladies and Gentlemen:

     We have acted as counsel to Charming Shoppes, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-3 (No. 333-4137)(the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of $115,000,000 aggregate principal amount of Convertible Subordinated Notes Due 2006 of the Company (the "Notes"). The Notes are to be issued pursuant to an Indenture (the "Indenture") between the Company and First Union National Bank, as Trustee (the "Trustee").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     On the basis of the foregoing, we are of the opinion that the Indenture and the Notes have been duly authorized and, assuming the Indenture is duly executed and delivered by the Company and the Trustee, and the Notes are duly executed and authenticated in accordance with the Indenture and duly delivered against payment of the agreed consideration therefor in accordance with the Underwriting Agreement referred to in the prospectus that is part of the Registration Statement, the Notes will be valid and binding obligations of the Company.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the prospectus.

                                          Very truly yours,

                                          /s/  DAVIS POLK & WARDWELL